THE  EMPIRE  DISTRICT  ELECTRIC COMPANY  602  JOPLIN  STREET   JOPLIN,
MISSOURI			 64802				 417-625-5100	 FAX:	 417-625-
5169
www.empiredistrict.com
PRESS RELEASE
														For Immediate Release
 Contact:
			MEDIA COMMUNICATIONS:	     INVESTOR RELATIONS:
				   		Amy Bas			             Janet S. Watson
  	Director of Corporate     Secretary - Treasurer
      Communications        417 625-5100, Ext. 223
			417 625-5100, Ext. 302

             							THE EMPIRE DISTRICT ELECTRIC COMPANY
                DECLARATION OF DIVIDENDS AND EARNINGS REPORT
                 STOCKHOLDERS MEETING, ELECTION OF OFFICERS
JOPLIN, MO, April 23, 1998--(NYSE:EDE)  At the annual meeting of stockholders of The Empire District Electric Company held today, V.E. Brill, R.C. Hartley and F.E. Jeffries were elected to three-year terms as Directors of the
Company.
		At the Board of Directors meeting, the Directors declared a quarterly dividend of 32 cents per share on Common Stock payable June 15, 1998, to holders of record as of June 1, 1998.  The Board also declared regular quarterly dividends payable June 1, 1998, on the 43/4%, 5%, and 8-1/8%
cumulative Preferred Stock to holders of record as of May 15, 1998.
		The Company reported earnings of $1.29 per share of common stock for the twelve months ended March 31, 1998, on revenues of $219,394,000 and net income of $24,009,000.  Earnings for the twelve months ended March 31, 1997, were
$1.17 per share on revenues of $205,649,000 and net income of $21,527,000.
		Earnings for the first quarter of 1998 were $0.16 per share on revenues of $51,388,000 and net income of $3,340,000.  Earnings for the same period in
1997 were $0.15 per share on revenues of $47,305,000 and net income of
$3,125,000.  Earnings for the first quarter of 1998 reflect rate increases granted by the Missouri Public Service Commission which went into effect on
July 28, 1997 and September 19, 1997 and were also impacted by unusually mild weather and rescheduled planned maintenance.
		The Board of Directors also re-elected all officers of the Corporation to their current positions:  Myron W. McKinney, President and Chief Executive
Officer; Virgil E. Brill, Vice President-Energy Supply; Robert B. Fancher,
Vice President-Finance and Principal Financial Officer; William L. Gipson,
Vice President-Commercial Operations; Clifford A. (Tony) Stark, Vice
President-General Services; Janet S. Watson, Secretary-Treasurer; David W.
Gibson, Director of Financial Services and Assistant Secretary; and Gregory A.
Knapp, Controller, Assistant Treasurer and Principal Accounting Officer.

THE EMPIRE DISTRICT ELECTRIC COMPANY FINANCIAL HIGHLIGHTS
                      Quarter Ended March 31        Twelve Months Ended March 31
          					         1998	      1997                   1998        1997
Operating Revenues   $51,388,000 $47,305,000          $219,394,000  $205,649,000
Net Income			         $3,340,000  $3,125,000           $24,009,000   $21,527,000
Net Income Applicable
to Common Stock			    $2,736,000  $2,521,000           $21,592,000   $19,111,000
Weighted Average
Common Shares
Outstanding           16,794,641  16,457,197            16,682,474    16,318,551
Basic and Diluted
Earnings per
Weighted Average
Share of Common
Stock                      $0.16       $0.15                 $1.29         $1.17

	Empire supplies electric service to a 10,000 square-mile area in southwest Missouri, southeast Kansas, northeast Oklahoma and northwest Arkansas. The Company also provides water service in three incorporated communities in Missouri.